Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 30, 2006
American Natural Energy Corporation

(Exact name of registrant as specified in its charter)

Oklahoma	0-18596	73-1605215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6100 South Yale — Suite 300, Tulsa, Oklahoma 74136

(Address of principal executive offices)
Registrant’s telephone number, including area code: (918) 481-1440

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2. Financial Information
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On September 30, 2006, we failed to repay the outstanding principal when due on our 8% Convertible Secured Debentures and also failed to meet the quarterly interest payment due on September 30, 2006 on our Debentures. We expect that Computershare Trust Company of Canada, the Trustee under the Indenture governing the Debentures, will notify the debentureholders of an Event of Default pursuant to the terms of the Trust Indenture for our failure to timely pay the principal and interest due on September 30, 2006. Under those circumstances, the Trustee may, and upon request in writing from the holders of not less than 25% of the principal amount of the Debentures then outstanding, shall declare the outstanding principal of and all interest on the Debentures and other moneys outstanding under the Indenture to be immediately due and payable. In addition, the Trustee will have the right to enforce its rights on behalf of the Debenture holders against the collateral for the Debentures. The Debentures are collateralized by substantially all of our assets. At September 30, 2006, the Debentures were outstanding in the principal amount of $10,825,000 and accrued and unpaid interest at that date amounted to $437,000.
Section 7 — Regulation F-D
Item 7.01. Regulation F-D Disclosure
On October 4, 2006, we issued a press release announcing that we had failed to meet the payments of principal and interest due September 30, 2006 on our outstanding Debentures. A copy of that press release is attached as Exhibit 99.1.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
     (a) Financial Statements of businesses acquired. None required.
     (b) Pro forma financial information. None required.
     (c) Exhibits:

Exhibit Number	Description of Document
99.1	Press Release dated October 4, 2006

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Natural Energy Corporation
Dated: October 4, 2006	By:	/s/ Michael K. Paulk
Michael K. Paulk, President